Exhibit 10.54

APACHE CORPORATION
Amendment of Stock Option Grant Agreement

Apache Corporation (“Apache”) sponsors the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan (collectively, the “Plans”). Pursuant to the Plans, “Options” (as defined in the Plans) have been granted to various “Eligible Persons” (as defined in the Plan), and Apache, pursuant to the terms of the Apache Corporation Stock Option Grant Agreement (“Option Agreement”) and the Plans, reserved the right to amend the Option Agreement from time to time. Apache, effective July 29, 2019, exercised that right with respect to only those Option Agreements which are valid and outstanding prior to July 29, 2019 and other than as provided in certain resolutions adopted by the Management Development and Compensation Committee of the Board of Directors of Apache, as follows:

1.    The definition of “Involuntary Termination” is replaced in its entirety to read as follows:

“Involuntary Termination” means the termination of employment of the Participant by the Company or its successor for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Participant that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that clause (ii) shall not apply to any Option Award that was awarded on or before November 2, 2017, to any “covered employee” (as determined under Section 162(m) of the Code, as amended by the Tax Cuts and Jobs Act of 2017) if this amended definition constitutes a material modification of the agreement providing such Option Award as determined under Section 162(m) of the Code, IRS Notice 2018-68 and other applicable guidance, that would otherwise result in some or all of such Option Award not being deductible by the Company for federal tax purposes.

EXECUTED this 29th day of July, 2019.

APACHE CORPORATION

By: /s/ Dominic J. Ricotta
Dominic J. Ricotta
Senior Vice President,
Human Resources